Exhibit 4.20

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 21, 2012 (this “Amendment No. 1”), by and among INVENTIV HEALTH, INC., a Delaware corporation (the “Parent Borrower”), INVENTIV HOLDINGS, INC., a Delaware corporation (“Holdings”), CITIBANK, N.A., as Administrative Agent (“Administrative Agent”), Swing Line Lender and L/C Issuer under the Credit Agreement (as defined below), the Required Lenders and the other Loan Parties hereto.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Administrative Agent, the Guarantors party thereto from time to time and each lender from time to time party thereto (the “Lenders”) have entered into an Amended and Restated Credit Agreement, dated as of July 13, 2011 (the “Credit Agreement”) (capitalized terms not otherwise defined in this Amendment No. 1 have the same meanings as specified in the Credit Agreement);

WHEREAS, on the date hereof, the Borrowers, the Guarantors, the Administrative Agent, and the Required Lenders (as defined in the Credit Agreement) desire to amend the Credit Agreement to, among other things, (i) modify certain covenants and definitions, and (ii) make certain other modifications as set forth in the Credit Agreement;

WHEREAS, pursuant to Section 10.01 of the Credit Agreement, the consent of the Required Lenders (as defined in the Credit Agreement) is required for the effectiveness of this Amendment No. 1; and

WHEREAS, the Administrative Agent, the Loan Parties, and each Lender signatory to this Amendment No. 1 are willing to so agree, subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of all of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	Amendments

Subject to the satisfaction of the conditions set forth under Section 2 of this Amendment No. 1, the Credit Agreement is hereby amended as follows:

(a) The following definition in Section 1.01 of the Credit Agreement is hereby added in the proper alphabetical order:

“ARCA Amendment No. 1” means the Amendment No. 1 to this Agreement, dated as of 21, 2012, among the Borrowers, the Guarantors party thereto, the Lenders party thereto, and the Administrative Agent.

“ARCA Amendment No. 1 Effective Date” means March 23, 2012.

“EBITDA Cap” has the meaning specified in clause (vi) of the definition of “Consolidated EBITDA”.

(b) The following definition in Section 1.01 of the Credit Agreement is hereby amended as follows:

(i) Clause (vi) of the definition of “Consolidated EBITDA” is hereby amended and restated in its entirety as follows:

“(vi) (a) any costs paid or incurred in connection with being a public company prior to the Original Closing Date and through the fiscal quarter of the Parent Borrower ending September 30, 2010, (b) any costs, charges, accruals and reserves in connection with any Vesting Payment and (c) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations and closings, permitted acquisitions and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), customer disputes, restructuring, severance, severance and curtailments or modifications to pension or postretirement employee benefit plans; provided that such costs, charges, accruals and reserves pursuant to this clause (vi)(c) in any four fiscal quarter period when added to the aggregate amount of add backs made pursuant to clause (xi) below shall not exceed with respect to the calculation for (1) any four fiscal quarter period ending on or prior to December 31, 2012, 25.0% of Consolidated EBITDA for such four fiscal quarter period and (2) any four fiscal quarter period ending thereafter, 10% of Consolidated EBITDA (such limitation, the “EBITDA Cap”) (in each case, prior to giving effect to this clause (vi)(c) and clause (xi) below) for such four fiscal quarter period; provided, further, that any costs, charges, accruals and reserves pursuant to this clause (vi)(c) in connection with any Investments made under Sections 7.02(v), (w) and (x), in each case, relating to periods, or actions taken, prior to the consummation of the respective Investments shall not be subject to the EBITDA Cap and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap,”

(ii) Clause (xi) of the definition of “Consolidated EBITDA” is hereby amended and restated in its entirety as follows:

“(xi) the amount of “run-rate” cost savings and synergies projected by the Parent Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (a) such cost savings and synergies are reasonably identifiable, factually supportable and certified by the Chief Financial Officer of the Parent Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action), and (b) such cost savings and synergies (including any cost savings or synergies pursuant to Section 1.04(d) in any four fiscal quarter period when added to the aggregate amount of add backs made pursuant to clause (vi)(c) above shall not exceed the EBITDA Cap for such four fiscal quarter period); provided, further, that any cost savings and synergies (including any cost savings or synergies pursuant to Section 1.04(d)) in connection with any Investments made under Sections 7.02(v), (w) and (x), in each case, relating to periods, or actions taken, prior to the consummation of the respective Investments shall not be subject to the EBITDA Cap and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap;”

(c) The definition of “Consolidated Interest Expense” is hereby amended by adding the following phrase after “in case with respect to such period” at the end thereof:

“; notwithstanding the foregoing, any consent fee to Lenders in connection with Amendment No. 1 will be excluded from Consolidated Interest Expense for purposes of this Agreement and each other Loan Document.”

(d) Section 1.04(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro for-ma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided, that, (i) such amounts are reasonably identifiable, and factually supportable, are projected by the Parent Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such Test Period in which such Specified Transaction occurred and, in each case, certified by the Chief Financial Officer of the Parent Borrower, (ii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in clauses (vi)(c) and (xi) of the definition of Consolidated EBITDA. Notwithstanding the provisions set forth in this Section 1.04(d) and in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA, any increase to Consolidated EBITDA pursuant to such provisions as a result of cost savings and synergies in connection with any Investments made under Section 7.02(w) shall not be subject to the EBITDA Cap set forth in clauses (b)(vi)(c) and (b)(xi) of the definition of Consolidated EBITDA and shall be included in the determination of Consolidated EBITDA prior to calculating and giving effect to the EBITDA Cap, solely to the extent reflecting (A) the removal of corporate allocations and charge-backs included in carve-out financial statements of the acquired businesses and removal of amounts paid under any transition services agreements with respect to the acquired businesses, net of (B) the addition of anticipated standalone costs upon integration of the acquired businesses into the operations of the Borrower and its Restricted Subsidiaries (such adjustments, the “Specified Adjustments”); provided, that any increase to Consolidated EBITDA other than the Specified Adjustments, including as a result of cost savings and synergies relating to operational improvements and other non-ordinary course actions specifically taken or to be taken in order to achieve cost savings and synergies beyond the integration of the acquired businesses into the Borrower and its Restricted Subsidiaries, shall remain subject to the EBITDA Cap as otherwise contemplated by this Section 1.04(d).”

(e) Section 1.04 of the Credit Agreement is hereby amended by adding the following new clause (h) to such Section:

“(h) Notwithstanding anything else in this Agreement to the contrary, for purposes of calculating any financial ratio or test on or after the date that internal financial statements of the Parent Borrower for the year ending December 31, 2012 are available, other than for purposes of calculating the Interest Coverage Ratio and Total Leverage Ratio for purposes of Section 7.10, the EBITDA Cap for purposes of calculating such financial ratio or test (if applicable) shall be deemed to be 10% as set forth in clause (2) of the definition of EBITDA Cap.”

(f) Each of clauses (iv) and (v) of Section 2.05(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iv) At the time of the effectiveness of any Repricing Transaction that (x) makes any prepayment of Original Term Loans in connection with any Repricing Transaction with respect to Original

Term Loans, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction and is consummated on or after the ARCA Amendment No. 1 Effective Date and prior to the first anniversary of the ARCA Amendment No. 1 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Original Term Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Original Term Loans being prepaid or (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Original Term Loans outstanding immediately prior to such amendment. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(v) At the time of the effectiveness of any Repricing Transaction that (x) makes any prepayment of Term B-3 Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to the Term B-3 Loans and is consummated on or after the ARCA Amendment No. 1 Effective Date and prior to the first anniversary of the ARCA Amendment No. 1 Effective Date, the Parent Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Term B-3 Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term B-3 Loans being prepaid or (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B-3 Loans outstanding immediately prior to such amendment. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.”

(g) Section 2.14(a) of the Credit Agreement is amended by deleting the phrase “At any time or from time to time on or after the Restatement Effective Date” in the first sentence thereof and replacing it with the phrase “At any time or from time to time on or after January 1, 2013”.

SECTION 2.	Effectiveness.

This Amendment No. 1 shall become effective on and as of the date (such date the “Amendment No. 1 Effective Date”) on which the following conditions have been satisfied to the satisfaction of the Administrative Agent:

(a) This Amendment No. 1 shall been executed and delivered by (A) the Parent Borrower, Holdings and the other Loan Parties, (B) Lenders constituting the Required Lenders under Section 10.01 of the Credit Agreement and (C) the Administrative Agent.

(b) Immediately prior to the effectiveness of this Amendment No. 1 thereto, (i) the representations and warranties of the Parent Borrower and each other Loan Party contained in Amendment No. 1 and any other Loan Document are true and correct in all material respects on and as of the Amendment No. 1 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date, and (ii) no Default or Event of Default has occurred or is continuing.

(c) Payment of all reasonable fees and expenses due to the Administrative Agent (as agreed to in writing between the Administrative Agent and the Parent Borrower) (including, without limitation, fees and reasonable out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent) and fees payable to Lenders pursuant to Section 3 hereof, in each case required to be paid on the Amendment No. 1 Effective Date.

SECTION 3.	Consent Fee.

On the Amendment No. 1 Effective Date, the Parent Borrower shall pay to the Administrative Agent, in same day funds, for the account of each Lender under the Credit Agreement that delivered an executed counterpart signature page to this Amendment No. 1 on or prior to 5:00 p.m. New York time on March 21, 2012 a consent fee in an aggregate amount equal to 1.00% of (i) in the case of a Revolving Credit Lender, the aggregate principal Outstanding Amount of Revolving Credit Loans and L/C Obligations and the unused Revolving Credit Commitments, in each case of such Revolving Credit Lender as of such time and (ii) in the case of a Term Lender, the aggregate principal amount of Term Loans held by such Lender as of such time.

SECTION 4.	Representations and Warranties.

By its execution of this Amendment No. 1, the Parent Borrower and each of the Guarantors hereby represents and warrants to the Administrative Agent and the Lenders that:

(A) This Amendment No. 1 has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of each Loan Party hereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity; and

(B) The execution, delivery and performance of this Amendment No. 1 and the other documents executed in connection herewith by the Loan Parties (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action and (b) does not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01 of the Credit Agreement), or require any payment to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or clause (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.	Acknowledgments.

(a) Each Loan Party hereby expressly acknowledges the terms of this Amendment No. 1 and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment No. 1 and the transactions contemplated hereby and (ii) its guarantee of the Obligations under the Guaranty and its grant of Liens on the Collateral to secure the Obligations pursuant to the Collateral Documents.

(b) Holdings hereby expressly acknowledges the terms of this Amendment No. 1 and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment No. 1 and the transactions contemplated hereby and (ii) its pledge of the Collateral (as defined in the Holdings Pledge) as security for the payment or performance, as the case may be, in full of the Obligations pursuant to the Holdings Pledge.

SECTION 6.	Amendment, Modification and Waiver.

This Amendment No. 1 may not be amended, modified or waived except in accordance with Section 10.01 of the Credit Agreement.

SECTION 7.	Reference to and Effect on the Credit Agreement and the Loan Documents.

On and after the Amendment No. 1 Effective Date, each reference in the Credit Agreement or any other Loan Document to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment No. 1 (i.e., the Credit Agreement).

SECTION 8.	Liens Unimpaired.

After giving effect to this Amendment No. 1, neither the modification of the Credit Agreement effected pursuant to this Amendment No. 1 nor the execution, delivery, performance or effectiveness of this Amendment No. 1:

(a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

SECTION 9.	Entire Agreement.

This Amendment No. 1, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment No. 1 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Amendment No. 1 is a Loan Document.

SECTION 10.	Governing Law.

THIS AMENDMENT NO. 1 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTION 10.16 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE INTO THIS AMENDMENT NO. 1 AND SHALL APPLY HERETO.

SECTION 11.	Severability.

If any provision of this Amendment No. 1 is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment No. 1 shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.	Counterparts.

This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Amendment No. 1 shall be effective as delivery of an original executed counterpart of this Amendment No. 1.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment No. 1 as of the date first written above.

INVENTIV HOLDINGS, INC., as Holdings

By:	/s/ Alessandro Nisita
	Name:	Alessandro Nisita
	Title:	Treasurer

INVENTIV HEALTH, INC., as Parent Borrower

By:	/s/ Alessandro Nisita
	Name:	Alessandro Nisita
	Title:	Treasurer

[Amendment No. 1 to ARCA]

ADDISON WHITNEY LLC
INVENTIV MEDICAL MANAGEMENT, LLC
CHANDLER CHICCO COMPANIES LLC
FRANKLIN PHARMA SERVICES, LLC
IGNITE HEALTH LLC
INVENTIV ADVANCE INSIGHTS, INC.
INVENTIV COMMUNICATIONS, INC
PATIENT MARKETING GROUP LLC
MYSTRO LOGISTICS SOLUTIONS, LLC
MYSTRO RESEARCH ASSOCIATES, INC.
SMITH HANLEY HOLDING CORPORATION
VENTIV COMMERCIAL SERVICES, LLC, as Co-Borrowers

By:	/s/ Alessandro Nisita
Name:	Alessandro Nisita
Title:	Treasurer

I3 PHARMACEUTICAL SERVICES, INC as a Co-Borrower

By:	/s/ Alessandro Nisita
Name:	Alessandro Nisita
Title:	Vice President

11190 BISCAYNE, LLC
PDGI HOLDCO, INC.
PHARMA HOLDINGS, INC.
PHARMANET DEVELOPMENT GROUP, INC.
PHARMANET FAR, LLC
PHARMANET RESOURCE SOLUTIONS, LLC
PHARMANET USA, INC.
PHARMANET, LLC
PHARMASOFT, LLC
SEARENTO TRUST LLC
SOUTH FLORIDA KINETICS, INC., as Co-Borrowers

By:	/s/ Eric Sherbet
Name:	Eric Sherbet
Title:	Vice President

[Amendment No. 1 to ARCA]

ADHERIS, INC.
ALLIDURA COMMUNICATIONS, LLC
ANOVA CLINICAL RESOURCES LLC
AXCELO MSL SOLUTIONS, LLC
BIOSECTOR 2 LLC
BLUE DIESEL, LLC
BRANDTECTONICS, L.L.C.
CADENT MEDICAL COMMUNICATIONS, LLC CHAMBERLAIN COMMUNICATIONS GROUP LLC
CHANDLER CHICCO AGENCY, L.L.C.
CHANDLER CHICCO PRODUCTIONS LLC
ESSENTIAL GROUP INTERNATIONAL LLC
GERBIG, SNELL/WEISHEIMER ADVERTISING, LLC
HHI CLINICAL & STATISTICAL RESEARCH SERVICES, L.L.C.
INCHORD HOLDING CORPORATION
INTERPHAZ BIOCONSULTING, LLC
INVENTIV CLINICAL SOLUTIONS LLC
INVENTIV MEDICAL EDUCATION GROUP, LLC
LITMUS MEDICAL MARKETING SERVICES LLC
MEDCONFERENCE LLC
MEDFOCUS LLC
NAVICOR GROUP, LLC
PALIO COMMUNICATIONS, LLC
PARAGONRX INTERNATIONAL LLC
RAVEN HOLDCO LLC
SMITH HANLEY ASSOCIATES LLC
SMITH HANLEY CONSULTING GROUP LLC
SYNERGOS LLC
THE CENTER FOR BIOMEDICAL CONTINUING EDUCATION, LLC
THE SELVA GROUP, LLC
VERSTONE DIGITAL, LLC, as Other Grantors

By:	/s/ Alessandro Nisita
Name:	Alessandro Nisita
Title:	Treasurer

CAMPBELL ALLIANCE GROUP, INC.
ENCUITY RESEARCH, LLC
PHARMACEUTICAL INSTITUTE, INC., as Other Grantors

By:	/s/ R.E. Widen
Name:	R.E. Widen
Title:	VP & General Counsel

[Amendment No. 1 to ARCA]

CITIBANK, N.A., individually as Administrative Agent, L/C Issuer and Swing Line Lender

By:	/s/ Ryan Bell
	Name:	Ryan Bell
	Title:	Vice President

[Amendment No. 1 to ARCA]

LENDER SIGNATURE PAGES

ON FILE AT CAHILL GORDON & REINDEL LLP